Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 28, 2022, relating to the financial statements of Lennar Corporation, and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2021.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

April 15, 2022